Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
TEAM, INC. REPORTS FOURTH QUARTER
AND FULL YEAR 2024 RESULTS
SUGAR LAND, TX – March 19, 2025 – Team, Inc. (NYSE: TISI) (“TEAM” or the “Company”), a global leading provider of specialty industrial services offering customers access to a full suite of conventional, specialized, and proprietary mechanical, heat-treating, and inspection services, today reported its financial results for the fourth quarter and full year ended December 31, 2024.

Fourth Quarter 2024 Highlights:
•Generated fourth quarter 2024 revenues of $213.3 million.
•Grew gross margin to $57.3 million, up 330 basis points compared to the prior year period to 26.9% of consolidated revenue.
•Reported net loss of $7.2 million, a $15.9 million improvement from the 2023 period.
•Improved consolidated Adjusted EBITDA1 to $14.6 million (6.9% of consolidated revenue), up 50.5% from $9.7 million (4.5% of consolidated revenue) in the 2023 period.
•Generated cash flow from operations of $21.6 million and Free Cash Flow1 of $19.6 million.
•As previously announced, successfully closed on a refinancing transaction in March 2025 that extended term maturities out to 2030 and lowered the Company’s blended interest rate by more than 100 basis points.

Full Year 2024 Highlights:
•Generated revenue of $852.3 million.
•Grew gross margin to $223.2 million, up 170 basis points compared to the prior year period to 26.2% of consolidated revenue.
•Improved operating income to $10.1 million, up $23.4 million over 2023.
•Reported 2024 net loss of $38.3 million, a $37.5 million improvement over the net loss of $75.7 million in 2023.
•Delivered consolidated Adjusted EBITDA1 of $54.3 million (6.4% of consolidated revenue), up 27.7% compared to $42.5 million (4.9% of consolidated revenue) in 2023.

1 See the accompanying reconciliation of non-GAAP measures at the end of this press release.

“Our fourth quarter and full year results demonstrated the ongoing impact of our operational and commercial initiatives, with year over year expansion in both gross and Adjusted EBITDA margin. In the fourth quarter, we successfully grew Adjusted EBITDA margin across both segments while holding corporate and support costs flat, driving a 50.5% improvement in Adjusted EBITDA,” said Keith D. Tucker, Team’s Chief Executive Officer. “For the full year, we expanded our Adjusted EBITDA margin by 150 basis points to 6.4%, generating a 27.7% year over year improvement in Adjusted EBITDA to $54.3 million. Importantly, both of our U.S. segments, which together represent roughly 75% of our total revenue, continued to grow their top line year over year in the fourth quarter as well as the full year.”

Mr. Tucker continued, “Building upon our continuous improvement efforts, in 2024 we launched a series of additional operational and commercial initiatives focused on driving profitable growth and cash flow generation. In the fourth quarter, we saw the benefits from these targeted initiatives, generating $21.6 million in cash flow from operations, a $10.5 million improvement over 2023, and $19.6 million of Free Cash Flow, up $11.5 million over 2023. We also completed previously announced cost optimization initiatives that we expect to yield approximately $6 million of additional annualized cost savings in 2025.”

“Heading into 2025, we expect consolidated top line growth in the mid-single digits and healthy activity levels across both segments as we begin to see the returns from our commercial initiatives targeting revenue growth in our higher margin call out and advanced service offerings and further expansion into adjacent markets such as midstream, aerospace, and general industrial lab inspection and testing. We see continued progress towards our Adjusted EBITDA margin target of at least 10% and expect at least 15% year over year growth in Adjusted EBITDA. Additionally, we recently expanded our initiatives to further optimize costs and improve workforce utilization, targeting annualized cost saving of at least $10 million. This entire management team remains committed to driving top line growth while continuously improving margins and cash flow generation. Finally, we plan to provide a more detailed investor update in the second quarter on our progress to date and our longer-term strategic vision for TEAM. I want to thank our dedicated and highly skilled employees who safely deliver best in class service every day, making it possible to continue building a financially stronger TEAM” concluded Tucker.

Financial Results

Fourth quarter revenues were $213.3 million as compared to $214.1 million in the prior year period, with revenue growth of 2.1% in the United States offset by decreases in international regions other than Canada. Consolidated gross margin was $57.3 million, or 26.9% of revenue, up 330 basis points and $6.9 million as compared to the same quarter a year ago, driven by improved pricing, a more favorable project mix and lower operating costs attributable to the Company’s ongoing cost optimization program.

Selling, general and administrative expenses for the fourth quarter were $55.1 million, lower by $4.2 million, or 7.0%, from the fourth quarter of 2023 and driven by lower legal and professional fees. Adjusted Selling, General and Administrative Expense, which excludes expenses not representative of TEAM’s ongoing operations as well as non-cash expenses such as depreciation and amortization and share-based compensation cost, increased by $0.3 million over the third quarter of 2024 and were higher by $1.7 million as compared to the 2023 period, mainly due to the timing of certain expenses.

Operating income for the fourth quarter of 2024 was $2.2 million, an $11.1 million improvement over the 2023 period. Net loss in the fourth quarter of 2024 was $7.2 million (a loss of $1.61 per share) compared to a net loss of $23.1 million (a loss of $5.25 per share) in the 2023 fourth quarter. The Company’s adjusted measure of net income/loss, consolidated Adjusted EBIT, a non-GAAP measure, was $5.7 million in the fourth quarter of 2024 compared to a loss of $0.4 million in the fourth quarter of 2023. Consolidated Adjusted EBITDA, a non-GAAP measure, improved 50.5% to $14.6 million and 6.9% of consolidated revenue for the fourth quarter of 2024, compared to $9.7 million and 4.5% of consolidated revenue for the 2023 quarter.

For the full year 2024, consolidated revenues were $852.3 million, marginally lower as compared to $862.6 million in 2023, with revenue growth of 2.0% in the United States offset by declines year over year in Canada and, to a lesser extent, other international regions. Consolidated gross margin improved by $12.0 million to $223.2 million (26.2% of revenue) as compared to $211.2 million (24.5% of revenue) in 2023, mainly due to a more favorable project mix and lower operating costs attributable to the Company’s ongoing cost optimization program.

Selling, general and administrative expenses for 2024 were $213.0 million, lower by $11.4 million, or 5.1%, compared to 2023, primarily due to lower legal and professional fees. Adjusted Selling, General and Administrative Expense declined by $0.9 million when compared to the 2023 period.

Operating income for 2024 was $10.1 million, a $23.4 million improvement over 2023. Net loss was $38.3 million (a loss of $8.64 per share), an improvement of $37.4 million over the net loss of $75.7 million (a loss of $17.32 per share) in 2023. Consolidated Adjusted EBITDA, a non-GAAP measure, improved by 27.7% to $54.3 million or 6.4% of revenue as compared to $42.5 million or 4.9% of revenue in 2023, driven by the Company’s cost reduction efforts, improved pricing and a more favorable job mix.

Adjusted net loss, consolidated Adjusted EBIT, Adjusted EBITDA and Adjusted Selling, General and Administrative Expense are non-GAAP financial measures that exclude certain items that are not indicative of TEAM’s core operating activities. A reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures is at the end of this earnings release.

Segment Results

The following table illustrates the composition of the Company’s revenue and operating income (loss) by segment for the three months ended December 31, 2024 and 2023 (in thousands):

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended December 31,		Favorable (Unfavorable)
	2024	2023	$	%
Revenues
IHT	$106,436	$107,133	$(697)	(0.7)%
MS	106,860	106,998	(138)	(0.1)%
	$213,296	$214,131	$(835)	(0.4)%

Operating income (loss)
IHT	$9,508	$6,537	$2,971	45.4%
MS	8,099	5,364	2,735	51.0%
Corporate and shared support services	(15,402)	(20,769)	5,367	25.8%
	$2,205	$(8,868)	$11,073	124.9%

Revenues. IHT’s revenue decreased by $0.7 million, or 0.7%, as compared to the prior year period, with higher U.S. revenue offset by lower revenue in Canada and other international regions due to reduced scope in certain customer turnaround projects. MS revenue decreased by $0.1 million or 0.1%, with lower leak repair and hot tapping activity in certain international areas of $1.7 million partially offset by higher U.S. revenue of $1.6 million driven by greater turnaround project work.
Operating income (loss). IHT’s fourth quarter 2024 operating income increased by $3.0 million to $9.5 million due to improved pricing and job mix and the realized benefit from cost reductions implemented throughout 2024. MS operating income improved by approximately

$2.7 million for similar reasons. Corporate and shared support services costs decreased by $5.4 million or 25.8%, driven mainly by lower legal and professional fees.

The following table illustrates the composition of the Company’s revenue and operating income (loss) by segment for the twelve months ended December 31, 2024 and 2023 (in thousands):

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Twelve Months Ended December 31,		Favorable (Unfavorable)
	2024	2023	$	%
Revenues
IHT	$426,722	$429,559	$(2,837)	(0.7)%
MS	425,550	433,056	(7,506)	(1.7)%
	$852,272	$862,615	$(10,343)	(1.2)%

Operating income (loss)
IHT	$37,012	$24,220	$12,792	52.8%
MS	27,287	27,759	(472)	(1.7)%
Corporate and shared support services	(54,163)	(65,255)	11,092	17.0%
	$10,136	$(13,276)	$23,412	176.3%

Revenues. IHT revenues decreased by $2.8 million, or 0.7%, as compared to 2023. Growth in U.S revenue of $10.1 million, driven by higher call out and turnaround activity and improved utilization at our lab inspection and testing facility in Cincinnati, was offset by lower year over year revenue from Canada and other international regions of $12.9 million attributable to reduced scope in certain customer turnaround activities and lower overall activity. MS revenue decreased by $7.5 million, or 1.7%, over the prior year, with higher revenue of $2.5 million in the U.S. driven by higher turnaround activity, offset by lower revenue of $10 million from Canada and other international regions due to lower turnaround, leak repair and machining and bolting activity.

Operating income (loss). IHT’s operating income grew by 52.8% to $37.0 million, primarily due to lower costs and improved job mix driving higher gross margins in the U.S., partially offset by lower year over year results from Canada and other international regions for the reasons noted above. MS operating income decreased by $0.5 million year over year to $27.3 million, with operating income from the U.S. growing $5.3 million but offset by lower revenue from Canada and other international regions. Corporate operating loss decreased by $11.1 million, mainly due to lower legal and professional costs in the current year.

Balance Sheet and Liquidity

At December 31, 2024, the Company had $77.4 million of total liquidity, consisting of consolidated cash and cash equivalents of $31.5 million, (excluding $4.0 million of restricted cash) and $45.9 million in undrawn availability under its various credit facilities.

The Company’s total debt as of December 31, 2024 was $325.1 million as compared to $311.4 million as of fiscal year end 2023. The Company’s net debt (total debt less cash and cash equivalents), a non-GAAP financial measure, was $289.6 million at December 31, 2024.

On March 13, 2025, TEAM announced that it had successfully closed on a refinancing transaction (the “Transaction”) that lowers the Company’s cost of capital and terms out its capital structure. The Transaction consists of a First Lien Term Loan Facility (the “First Lien Facility”) provided by HPS Investment Partners, LLC that matures in March 2030 and is comprised of a funded $175.0 million Term Loan and a $50.0 million Delayed Draw Term Loan available to the Company subject to satisfying certain conditions. The First Lien Facility was used to repay the following:

•the Company’s $35 million delayed draw term loan and $22.3 million equipment and real estate loans under its ABL credit agreement
•the Company’s $46.3 million senior secured incremental term loan provided by Corre Partners Management, LLC (“Corre”)
•$54.1 million of the Company’s existing senior secured term loan provided by Corre

In conjunction with the Transaction, the Company also rolled over all remaining outstanding debt under the existing senior secured term loan into a new $97.4 million Second Lien Term Loan provided by Corre and maturing in June 2030. As part of the Transaction, the Company’s existing ABL credit facility provided by Eclipse Business Capital will continue and was amended to permit the consummation of the Transaction.

Conference Call

As previously announced, the Company will hold a conference call to discuss its fourth quarter 2024 financial and operating results on Thursday, March 20, 2025, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Interested parties in the United States may participate toll-free by dialing (877) 270-2148. Interested parties internationally may dial (412) 902-6510. Participants should ask to join “TEAM, Inc. Fourth Quarter 2024 Conference Call.” The Company will not host questions during the call. This call will also be webcast on TEAM’s website at www.teaminc.com. An audio replay will be available on the Company’s website following the call.

Non-GAAP Financial Measures

The non-GAAP measures in this earnings release are provided to enable investors, analysts and management to evaluate TEAM’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. These measures should be used in addition to, and not in lieu of, results prepared in conformity with generally accepted accounting principles (“GAAP”). A reconciliation of each of the non-GAAP financial measures to the most directly comparable historical GAAP financial measure is contained in the accompanying schedule for each of the fiscal periods indicated.

About Team, Inc.

Headquartered in Sugar Land, Texas, Team, Inc. (NYSE: TISI) is a global, leading provider of specialty industrial services offering customers access to a full suite of conventional, specialized, and proprietary mechanical, heat-treating, and inspection services. We deploy conventional to highly specialized inspection, condition assessment, maintenance, and repair services that result in greater safety, reliability, and operational efficiency for our customer’s most critical assets. Through locations in 13 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions, and beliefs upon which this forward-looking information is based are current, reasonable, and complete. However, such forward-looking statements involve estimates, assumptions, judgments, and uncertainties. They include but are not limited to statements regarding the Company’s financial prospects and the implementation of cost-saving measures. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Although it is not possible to identify all of these factors, they include, among others: the Company’s ability to generate sufficient cash from operations, access its credit facilities, or maintain its compliance with covenants under its credit facilities and debt agreements, the duration and magnitude of accidents, extreme weather, natural disasters, and pandemics and related global economic effects and inflationary pressures, the Company’s liquidity and ability to obtain additional financing, the Company’s ability to continue as a going concern, the Company’s ability to execute on its cost management actions, the impact of new or changes to existing governmental laws and regulations and their application, including tariffs; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency exchange rate and interest rate fluctuations; the Company’s ability to successfully divest assets on terms that are favorable to the Company; our ability to repay, refinance or restructure our debt and the debt of certain of our subsidiaries; anticipated or expected purchases or sales of assets; the Company’s continued listing on the New York Stock Exchange, and such known factors as are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including statements regarding the Company’s financial prospects and the implementation of cost-saving measures, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.

Contact:
Nelson M. Haight
Executive Vice President, Chief Financial Officer
(281) 388-5521

###

TEAM, INC. AND SUBSIDIARIES
SUMMARY OF CONSOLIDATED OPERATING RESULTS
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
	(unaudited)	(unaudited)
Revenues	$213,296	$214,131	$852,272	$862,615
Operating expenses	155,955	163,682	629,122	651,461
Gross margin	57,341	50,449	223,150	211,154
Selling, general and administrative expenses	55,136	59,317	213,014	224,430
Operating income (loss)	2,205	(8,868)	10,136	(13,276)
Interest expense, net	(12,031)	(11,682)	(47,808)	(55,181)
Loss on debt extinguishment	—	—	—	(1,585)
Other (income) expense, net	3,871	(2,016)	2,682	(1,102)
Loss before income taxes	(5,955)	(22,566)	(34,990)	(71,144)
Less: Provision for income taxes	(1,227)	(558)	(3,276)	(4,578)
Net loss	$(7,182)	$(23,124)	$(38,266)	$(75,722)

Loss per common share:
Basic and diluted	$(1.61)	$(5.25)	$(8.64)	$(17.32)

Weighted-average number of shares outstanding:
Basic and diluted	4,463	4,407	4,429	4,371

The following table includes the details of depreciation and amortization expense:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Depreciation and amortization:
Amount included in operating expenses	$3,210	$3,529	$13,730	$14,555
Amount included in SG&A expenses	5,151	5,862	22,565	23,317
Total depreciation and amortization	$8,361	$9,391	$36,295	$37,872

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	December 31,	December 31,
	2024	2023

Cash and cash equivalents	$35,545	$35,427

Other current assets	269,558	286,674

Property, plant, and equipment, net	112,835	127,057

Other non-current assets	110,427	116,586

Total assets	$528,365	$565,744

Current portion of long-term debt and finance lease obligations	$6,485	$5,212

Other current liabilities	164,763	169,726

Long-term debt and finance lease obligations, net of current maturities	318,626	306,214

Other non-current liabilities	36,753	38,996

Stockholders’ equity	1,738	45,596

Total liabilities and stockholders’ equity	$528,365	$565,744

TEAM INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED CASH FLOW INFORMATION
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Cash flows from operating activities:
Net loss	$(7,182)	$(23,124)	$(38,266)	$(75,722)
Depreciation and amortization expense	8,361	9,391	36,295	37,872
Amortization of debt issuance costs, debt discounts and deferred financing costs	1,536	1,799	6,226	18,725
Deferred income taxes	(430)	(80)	(1,184)	906
Non-cash compensation cost	529	731	2,273	1,590
Write-off of software cost	—	—	—	629
Loss on debt extinguishment	—	—	—	1,585
Change in working capital and other	18,810	22,366	17,423	3,429
Net cash provided by (used in) operating activities	21,624	11,083	22,767	(10,986)

Cash flows from investing activities:
Capital expenditures	(2,011)	(2,997)	(9,465)	(10,430)
Proceeds from disposal of assets	18	—	167	414
Net cash used in investing activities	(1,993)	(2,997)	(9,298)	(10,016)

Cash flows from financing activities:
Borrowings (payments) under ABL Facilities, net	(1)	2,500	(510)	13,499
Payments under Convertible Debt	—	—	—	(41,161)
Borrowings (payments) under ME/RE Loans	(711)	(728)	(2,842)	25,823
Repayment of APSC Term Loan	—	0	—	(37,092)
Borrowings (payments) under Corre Incremental Term Loans	(356)	4,681	(1,425)	47,181
Payments for debt issuance costs	(1,091)	(656)	(8,462)	(9,102)
Other	(661)	(301)	492	(1,047)
Net cash provided by (used in) financing activities	(2,820)	5,496	(12,747)	(1,899)

Effect of exchange rate changes	(353)	362	(604)	253
Net change in cash and cash equivalents	$16,458	$13,944	$118	$(22,648)

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Revenues
IHT	$106,436	$107,133	$426,722	$429,559
MS	106,860	106,998	425,550	433,056
	$213,296	$214,131	$852,272	$862,615

Operating income (loss)
IHT	$9,508	$6,537	$37,012	$24,220
MS	8,099	5,364	27,287	27,759
Corporate and shared support services	(15,402)	(20,769)	(54,163)	(65,255)
	$2,205	$(8,868)	$10,136	$(13,276)

Segment Adjusted EBIT[1]
IHT	$9,724	$6,742	$37,725	$25,653
MS	8,221	5,641	28,056	28,698
Corporate and shared support services	(12,204)	(12,782)	(50,087)	(51,311)
	$5,741	$(399)	$15,694	$3,040

Segment Adjusted EBITDA[1]
IHT	$12,567	$9,754	$49,503	$38,055
MS	12,564	10,283	46,117	47,453
Corporate and shared support services	(10,500)	(10,314)	(41,358)	(43,006)
	$14,631	$9,723	$54,262	$42,502

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1    See the accompanying reconciliation of non-GAAP measures at the end of this earnings release.

TEAM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures and Reconciliations
(Unaudited)

The Company uses supplemental non-GAAP financial measures which are derived from the consolidated financial information including adjusted net income (loss); adjusted net income (loss) per share; earnings before interest and taxes (“EBIT”); Adjusted EBIT (defined below); adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”), free cash flow and net debt to supplement financial information presented on a GAAP basis.
The Company defines adjusted net income (loss) and adjusted net income (loss) per share to exclude the following items: non-routine legal costs and settlements, non-routine professional fees, (gain) loss on debt extinguishment, certain severance charges, non-routine write off of assets and certain other items that we believe are not indicative of core operating activities. Consolidated Adjusted EBIT, as defined by us, excludes the costs excluded from adjusted net income (loss) as well as income tax expense (benefit), interest charges, foreign currency (gain) loss, pension credit, and items of other (income) expense. Consolidated Adjusted EBITDA further excludes depreciation, amortization and non-cash share-based compensation costs from consolidated Adjusted EBIT. Segment Adjusted EBIT is equal to segment operating income (loss) excluding costs associated with non-routine legal costs and settlements, non-routine professional fees, certain severance charges, and certain other items as determined by management. Segment Adjusted EBITDA further excludes depreciation, amortization, and non-cash share-based compensation costs from segment Adjusted EBIT. Adjusted Selling, General and Administrative Expense is defined to exclude non-routine legal costs and settlements, non-routine professional fees, certain severance charges, certain other items that we believe are not indicative of core operating activities and non-cash expenses such as depreciation and amortization and non-cash compensation. Free Cash Flow is defined as net cash provided by (used in) operating activities minus capital expenditures paid in cash. Net debt is defined as the sum of the current and long-term portions of debt, including finance lease obligations, less cash and cash equivalents.
Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of our financial position and results of operations. In particular, adjusted net income (loss), adjusted net income (loss) per share, consolidated Adjusted EBIT, and consolidated Adjusted EBITDA are meaningful measures of performance which are commonly used by industry analysts, investors, lenders, and rating agencies to analyze operating performance in our industry, perform analytical comparisons, benchmark performance between periods, and measure our performance against externally communicated targets. Our segment Adjusted EBITDA is also used as a basis for the Chief Operating Decision Maker (Chief Executive Officer) to evaluate the performance of our reportable segments. Free cash flow is used by our management and investors to analyze our ability to service and repay debt and return value directly to stakeholders.
Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures and should be read only in conjunction with financial information presented on a GAAP basis. Further, our non-GAAP financial measures may not be comparable to similarly titled measures of other companies who may calculate non-GAAP financial measures differently, limiting the usefulness of those measures for comparative purposes. The liquidity measure of free cash flow does not represent a precise calculation of residual cash flow available for discretionary expenditures. Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure are presented below.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023

Adjusted Net Loss:
Net loss	$(7,182)	$(23,124)	$(38,266)	$(75,722)
Professional fees and other[1]	1,196	3,301	4,111	9,121
Legal costs and other[2]	1,976	4,785	124	5,635
Severance charges, net[3]	364	387	1,323	1,564
Loss on debt extinguishment[4]	—	—	—	1,585
Write-off of other assets[5]	—	666	—	1,295
Tax impact of adjustments and other net tax items[6]	(8)	(37)	(210)	(159)
Adjusted net loss	$(3,654)	$(14,022)	$(32,918)	$(56,681)

Adjusted net loss per common share:
Basic and Diluted	$(0.82)	$(3.18)	$(7.43)	$(12.97)

Consolidated Adjusted EBIT and Adjusted EBITDA:
Net loss	$(7,182)	$(23,124)	$(38,266)	$(75,722)
Provision for income taxes	1,227	558	3,276	4,578
Interest expense, net	12,031	11,682	47,808	55,181
Foreign currency loss (gain)	(3,735)	1,510	(2,231)	734
Gain on sale of assets	(16)	(5)	(5)	(291)
Professional fees and other[1]	1,196	3,301	4,111	9,121
Legal costs and other[2]	1,976	4,785	124	5,635
Severance charges, net[3]	364	387	1,323	1,564
Loss on debt extinguishment[4]	—	—	—	1,585
Write-off of other assets[5]	—	666	—	1,295
Pension credit[7]	(120)	(159)	(446)	(640)
Consolidated Adjusted EBIT	5,741	(399)	15,694	3,040
Depreciation and amortization
Amount included in operating expenses	3,210	3,529	13,730	14,555
Amount included in SG&A expenses	5,151	5,862	22,565	23,317
Total depreciation and amortization	8,361	9,391	36,295	37,872
Non-cash share-based compensation costs	529	731	2,273	1,590
Consolidated Adjusted EBITDA	$14,631	$9,723	$54,262	$42,502

Free Cash Flow:
Cash provided by (used in) operating activities	$21,624	$11,083	$22,767	$(10,986)
Capital expenditures	(2,011)	(2,997)	(9,465)	(10,430)
Free Cash Flow	$19,613	$8,086	$13,302	$(21,416)
____________________________________

1    The three and twelve months ended December 31, 2024, includes $1.1 million and $3.8 million, respectively, related to costs associated with debt financing, and $0.1 million and $0.3 million, respectively, for lease extinguishment charges, support and other costs. The three and twelve months ended December 31, 2023, includes $2.2 million and $6.7 million, respectively, related to costs associated with debt financing, and $1.1 million and $2.4 million, respectively, for lease extinguishment charges, support and other costs.
2    Primarily relates to accrued legal matters, adjustments to legal reserves and other non-routine matters. Three months ended December 31, 2024 includes $3.8 million of legal fees, partially offset by $1.8 million related to the reversal of a reserve established for the potential repayment of pandemic related subsidies (see Note 16: Commitments and Contingencies). Twelve months ended December 31, 2024 includes $3.8 million of legal fees, partially offset by $3.7 million related to the reversal of a reserve established for the potential repayment of pandemic related subsidies. Three and twelve months ended December 31, 2023 includes $3.9 million related to accruals for the potential repayment of pandemic related subsidies in foreign jurisdiction.
3    Represents customary severance costs associated with staff reductions across multiple departments.
4    Represents loss on the early payoff of the remaining APSC Term Loan in June 2023.
5    Three months ended December 31, 2023 represents $0.7 million loss on settlement of a note receivable and, for the full year 2023, an additional $0.6 million for the write-off of software related costs.
6    Represents the tax effect of the adjustments.
7    Represents pension credits for the U.K. pension plan based on the difference between the expected return on plan assets and the amount of the discounted pension liability. The pension plan was frozen in 1994 and no new participants have been added since that date.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023

Segment Adjusted EBIT and Adjusted EBITDA:

IHT
Operating income	$9,508	$6,537	$37,012	$24,220
Professional fees and other[1]	122	113	162	941
Severance charges, net[3]	94	92	551	492
Adjusted EBIT	9,724	6,742	37,725	25,653
Depreciation and amortization	2,843	3,012	11,778	12,402
Adjusted EBITDA	$12,567	$9,754	$49,503	$38,055

MS
Operating income (loss)	$8,099	$5,364	$27,287	$27,759
Professional fees and other[1]	—	80	140	147
Legal costs[2]	—	$—	41	—
Severance charges, net[3]	122	197	588	792
Adjusted EBIT	8,221	5,641	28,056	28,698
Depreciation and amortization	4,343	4,642	18,061	18,755
Adjusted EBITDA	$12,564	$10,283	$46,117	$47,453

Corporate and shared support services
Net loss	$(24,789)	$(35,025)	$(102,565)	$(127,701)
Provision for income taxes	1,227	558	3,276	4,578
Gain on sale of assets	(16)	(5)	(5)	(291)
Interest expense, net	12,031	11,682	47,808	55,181
Foreign currency loss (gain)	(3,735)	1,510	(2,231)	734
Professional fees and other[1]	1,074	3,108	3,809	8,033
Legal costs and other[2]	1,976	4,785	83	5,635
Severance charges, net[3]	148	98	184	280
Loss on debt extinguishment[4]	—	—	—	1,585
Write-off of other assets[5]	—	666	—	1,295
Pension credit[6]	(120)	(159)	(446)	(640)
Adjusted EBIT	(12,204)	(12,782)	(50,087)	(51,311)
Depreciation and amortization	1,175	1,737	6,456	6,715
Non-cash share-based compensation costs	529	731	2,273	1,590
Adjusted EBITDA	$(10,500)	$(10,314)	$(41,358)	$(43,006)
___________________
1    The three and twelve months ended December 31, 2024, includes $1.1 million and $3.8 million, respectively, related to costs associated with debt financing, and $0.1 million and $0.3 million, respectively, for lease extinguishment charges, support and other costs. The three and twelve months ended December 31, 2023, includes $2.2 million and $6.7 million, respectively, related to costs associated with debt financing, and $1.1 million and $2.4 million, respectively, for lease extinguishment charges, support and other costs.
2    Primarily relates to accrued legal matters, adjustments to legal reserves and other non-routine matters. Three months ended December 31, 2024 includes $3.8 million of legal fees, partially offset by $1.8 million related to the reversal of a reserve established for the potential repayment of pandemic related subsidies (see Note 16: Commitments and Contingencies). Twelve months ended December 31, 2024 includes $3.8 million of legal fees, partially offset by $3.7 million related to the reversal of a reserve established for the potential repayment of pandemic related subsidies. Three and twelve months ended December 31, 2023 includes $3.9 million related to accruals for the potential repayment of pandemic related subsidies in foreign jurisdiction.
3    Represents customary severance costs associated with staff reductions across multiple departments.
4    Represents loss on the early payoff of the remaining APSC Term Loan in June 2023.
5    Three months ended December 31, 2023 represents $0.7 million loss on settlement of a note receivable and, for the full year 2023, an additional $0.6 million for the write-off of software related costs.
6    Represents pension credits for the U.K. pension plan based on the difference between the expected return on plan assets and the amount of the discounted pension liability. The pension plan was frozen in 1994 and no new participants have been added since that date.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023

Selling, general and administrative expenses	$55,136	$59,317	$213,014	$224,430
Less:
Depreciation and amortization in SG&A expenses	5,151	5,862	22,565	23,317
Non-cash share-based compensation costs	529	731	2,273	1,590
Professional fees and other[1]	1,196	3,301	4,111	9,121
Legal costs and other[2]	1,976	4,785	124	5,635
Severance charges included in SG&A expenses	327	344	1,245	1,189
Total non-cash/non-recurring items	9,179	15,023	30,318	40,852
Adjusted Selling, General and Administrative Expense	$45,957	$44,294	$182,696	$183,578
___________________
1    The three and twelve months ended December 31, 2024, includes $1.1 million and $3.8 million, respectively, related to costs associated with debt financing, and $0.1 million and $0.3 million, respectively, for lease extinguishment charges, support and other costs. The three and twelve months ended December 31, 2023, includes $2.2 million and $6.7 million, respectively, related to costs associated with debt financing, and $1.1 million and $2.4 million, respectively, for lease extinguishment charges, support and other costs.
2    Primarily relates to accrued legal matters, adjustments to legal reserves and other non-routine matters. Three months ended December 31, 2024 includes $3.8 million of legal fees, partially offset by $1.8 million related to the reversal of a reserve established for the potential repayment of pandemic related subsidies (see Note 16: Commitments and Contingencies). Twelve months ended December 31, 2024 includes $3.8 million of legal fees, partially offset by $3.7 million related to the reversal of a reserve established for the potential repayment of pandemic related subsidies. Three and twelve months ended December 31, 2023 includes $3.9 million related to accruals for the potential repayment of pandemic related subsidies in foreign jurisdiction.